Exhibit 23.4

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Bowne & Co., Inc.

      We have audited the consolidated statements of income, stockholders’ equity and cash flows of Bowne & Co., Inc. and Subsidiaries for the year ended December 31, 1997. Our audit also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Bowne & Co., Inc. and Subsidiaries for the year ended December 31, 1997 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as whole, presents fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP

New York, New York

March 4, 1998